LOS ANGELES SINGAPORE DUBLIN PENANG KUALA LUMPUR BANGKOK

FOR IMMEDIATE RELEASE	Company Contact: A. Charles Wilson Chairman (818) 787-7000	Investor Contact: Berkman Associates (310) 277-5162 info@BerkmanAssociates.com

Trio-Tech Fiscal 2004 Fourth Quarter Net Income Increases
to $0.03 Per Share Versus A Loss of $0.09 Per Share

Fiscal 2004 Net Income Is $0.07 Per Share
Versus A Loss of $0.03 Per Share for Fiscal 2003

     Van Nuys, CA, — September 22, 2004 — Trio-Tech International (AMEX:TRT) today announced higher net income for the fourth quarter and fiscal 2004 compared to the same periods of fiscal 2003. Backlog at June 30, 2004 also increased compared to backlog at June 30, 2003.

Fourth Quarter Results

     For the three months ended June 30, 2004, revenue increased to $5,206,000 from $4,719,000 for the fourth quarter of fiscal 2003, primarily due to higher revenue in the Company’s manufacturing segment compared to the same period last year. Net income for the fiscal 2004 fourth quarter increased to $99,000, or $0.03 per diluted share. This compared to a net loss for the prior year’s fourth quarter of $256,000, or $0.09 per share.

Fiscal Year Results

     For the twelve months ended June 30, 2004, revenue declined to $19,154,000 from $21,246,000 for fiscal 2003, which primarily reflected lower revenue in the Company’s distribution and testing segments for fiscal 2004 compared to prior year. Net income for fiscal 2004 increased to $220,000, or $0.07 per diluted share, compared to a net loss for fiscal 2003 of $81,000, or $0.03 per share.

     Net cash provided by operating activities was $1,856,000 for fiscal 2004 compared to $927,000 for fiscal 2003.

     Cash and short-term deposits increased to $7,006,000 at June 30, 2004 from $5,803,000 at June 30, 2003, and shareholders’ equity rose to $9,024,000 from $8,590,000.

Backlog

     Total backlog at June 30, 2004 increased to $8,350,000 from $5,926,000 at June 30, 2003. This gain reflected an increase in manufacturing backlog to $3,440,000 from $582,000 and distribution backlog to $852,000 from $206,000, partially offset by a decrease in testing service backlog to $4,058,000 from $5,138,000.

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14731 Califa Street, Van Nuys, CA 91411, USA • TEL: (818) 787-7000 • FAX (818) 789-9130

Trio-Tech Fiscal 2004 Fourth Quarter Net Income Increases to $0.03 Per Share
Versus A Loss of $0.09 Per Share
September 22, 2004
Page Two

Operations Review

     “On balance, we are pleased with the Company’s performance in what turned out to be a year with strong cross-currents in the semiconductor industry,” said President and Chief Executive Officer S.W. Yong. “Competitive pressures remained acute, and lead times continued to shrink. Our flexibility, cost-consciousness, and solid reputation for performance made it possible for us to generate a profit in an uncertain environment, and the increase in backlog is an encouraging sign as we enter the new fiscal year.”

     Yong continued, “The improvement in net income despite lower revenue for fiscal 2004 compared to fiscal 2003 reflected our success in reducing operating expenses and substantially reducing operating losses in our distribution and manufacturing segments Manufacturing segment revenue increased by approximately $2.5 million for fiscal 2004 compared to fiscal 2003, reflecting strong sales of burn-in boards and burn-in systems to customers in Asia. As a result, the operating loss in this segment declined to approximately $200,000 compared to an operating loss of more than $800,000 for the prior year. And although distribution segment revenue declined by nearly $4 million in fiscal 2004 versus fiscal 2003, this segment nearly broke even on an operating basis for fiscal 2004 compared to an operating loss of more than $200,000 for the prior year due to a more favorable product mix.

     “Testing services revenue declined by about $600,000 for fiscal 2004 compared to fiscal 2003 as the decline in volume that we had expected in our burn-in programs for certain semiconductor products more than offset the ramp-up of volume in newer products. Combined with the impact of lower pricing and higher energy costs, this reduced operating income in the testing segment to about $250,000 for fiscal 2004 from about $800,000 for fiscal 2003. Volume for our newer burn-in products recently have begun to improve.”

About Trio-Tech

     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.

Forward-Looking Statements

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME
(In thousands, except per share amounts)

	Twelve Months Ended		Three Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
		(audited)		(unaudited)
NET SALES:
PRODUCT SALES	$10,246	$11,741	$3,176	$2,542
SERVICES	8,908	9,505	2,030	2,267

	19,154	21,246	5,206	4,719

COST OF SALES:
COST OF GOODS SOLD	8,145	10,395	2,513	2,330
COSTS OF SERVICE RENDERED	6,309	5,850	1,539	1,537

	14,454	16,245	4,052	3,867

GROSS PROFIT	4,700	5,001	1,154	852
OPERATING EXPENSES:
General and administrative	3,769	3,992	855	800
Selling	875	702	323	47
Research and development	117	121	28	32
Impairment loss	4	358	4	358
(Gain) loss on disposal of property, plant & equipment	(101)	115	(43)	3

Total	4,664	5,288	1,167	1,240

INCOME (LOSS) FROM OPERATIONS	36	(287)	(13)	(388)
OTHER INCOME (EXPENSE):
Interest expense	(120)	(185)	(25)	(40)
Other income	372	347	109	106

Total	252	162	84	66

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	288	(125)	71	(322)
INCOME TAXES	13	94	(27)	23

INCOME (LOSS) BEFORE MINORITY INTEREST	275	(219)	98	(345)
MINORITY INTEREST	(55)	138	1	89

NET (LOSS) INCOME	220	(81)	99	(256)
OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gain (loss) on investment	(45)	21	—	45
Foreign currency translation adjustment	155	18	(86)	84

COMPREHENSIVE (LOSS) INCOME	$330	$(42)	$13	$(127)

EARNINGS (LOSS) PER SHARE
Basic	$0.07	$(0.03)	$0.03	$(0.09)

Diluted	$0.07	$(0.03)	$0.03	$(0.09)

WEIGHTED AVERAGE NUMBER OF COMMON & POTENTIAL COMMON SHARES OUTSTANDING
Basic	2,939	2,928	2,965	2,928
Diluted	3,000	2,928	3,049	2,928

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except number of shares)

	June 30,	June 30,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash	$1,357	$1,495
Short-term deposits	5,649	4,308
Investments in marketable securities	—	485
Trade accounts receivable, net	3,695	3,643
Other receivables	583	373
Inventories, net	1,409	1,049
Prepaid expenses and other current assets	105	140

Total current assets	12,798	11,493
PROPERTY, PLANT AND EQUIPMENT, Net	5,202	5,210
OTHER ASSETS, Net	—	8

TOTAL ASSETS	$18,000	$16,711

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$146	$300
Accounts payable	2,316	1,080
Accrued expenses	2,166	2,096
Income taxes payable	49	56
Current portion of notes payable	506	632
Current portion of capitalized leases	246	302

Total current liabilities	5,429	4,466
NOTES PAYABLE, net of current portion	583	492
CAPITALIZED LEASES, net of current portion	210	344
DEFERRED INCOME TAXES	644	711

TOTAL LIABILITIES	6,866	6,013
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST	2,110	2,108
SHAREHOLDERS’ EQUITY:
Common stock; no par value, authorized, 15,000,000 shares; issued and outstanding 2,964,562 and 2,927,542 shares (2004 and 2003), respectively	9,527	9,423
Accumulated paid-in capital	284	284
Accumulated deficit	(519)	(739)
Accumulated other comprehensive income-marketable securities	—	45
Accumulated other comprehensive loss-foreign currency	(268)	(423)

Total shareholders’ equity	9,024	8,590

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,000	$16,711